Exhibit 10.12

DEED OF INDEMNITY

made by

GATES INDUSTRIAL CORPORATION PLC

and

[●]

                          2018

This DEED OF INDEMNITY is made on                     2018 between Gates Industrial Corporation plc (No. 10980824), a public limited company incorporated in England and Wales, whose registered office is at 35 Great St Helen’s, London, United Kingdom, EC3A 6AP (the “Company”) and [●] of [●] (the “Indemnitee”).

RECITALS

1.	The Indemnitee is an officer or director of the Company.

2.	The Company has agreed, subject to the terms of this Deed, to provide an indemnity to the Indemnitee in respect of certain personal liabilities arising from the Indemnitee’s performance as an officer or director of the Company.

THE PARTIES AGREE as follows:

1. Interpretation

1.1 The following provisions shall have effect for the interpretation of this Deed.

1.2 The following words and expressions shall, unless the context otherwise requires, have the following meanings:

“Act” means the Companies Act 2006, as amended;

“Appointment Period” means the period during which the Indemnitee is an officer or director of the Company;

“Articles” means the articles of association of the Company from time to time;

“associated company” means, in relation to the Company, a company which is a subsidiary of the Company, or a holding company of or a subsidiary of any holding company of the Company.

“Business Day” means any day other than a Saturday or Sunday or a day on which commercial banking institutions are not required to be open in the State of New York;

“Claim” means any actual or contemplated proceedings or other dispute resolution procedure, whether civil or criminal or regulatory, brought against the Indemnitee, which might give rise to a right to indemnification under the Indemnity;

“Dispute” has the meaning set out in Clause 13.2;

“Indemnity” means the indemnity contained in Clause 3, which is subject to the provisions of this Deed;

“Liability” means all legal and other costs, charges and expenses reasonably incurred by the Indemnitee, and all losses, damages, penalties, liabilities, compensation and other awards incurred by the Indemnitee;

“Notice” has the meaning set out in Clause 9.1;

“officer” means an employee of the Company designated as an executive officer of the Company; and

“Proceedings” has the meaning set out in Clause 13.4.

1.3 In this Deed, a reference to:

(a) a “subsidiary” or “holding company” is to be construed in accordance with section 1159 (and Schedule 6) of the Act;

(a) “includes” or “including” or words of similar meaning, unless specified otherwise, shall be deemed to be followed by the words “without limitation”;

(b) a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Deed and any subordinate legislation made under the statutory provision (as so modified or re-enacted) before the date of this Deed;

(c) a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

(d) a “party” includes a reference to that party’s successors and permitted assigns; and

(e) a clause, paragraph or schedule, unless specified otherwise, is a reference to a clause or paragraph of, or schedule to, this Deed, and the schedules form part of this Deed.

2. Commencement

This Deed shall take effect from, and including,                         201[8].

3. Indemnity

3.1 Subject to the provisions of the Act (which, for the purposes of this Deed, shall apply to the Indemnitee as if he or she was a director of the Company) and the terms of this Deed, the Company agrees to indemnify the Indemnitee, out of the assets of the Company, against any Liability arising out of any Claim made against the Indemnitee (whether in connection with any negligence, default, breach of duty or breach of trust by the Indemnitee or otherwise) in relation to the performance of the Indemnitee’s duties as an officer or director of the Company and any associated company, to the fullest extent permitted by law and without prejudice to any other indemnity to which the Indemnitee may otherwise be entitled.

4. Exclusions and Limitations

4.1 The indemnity set out in Clause 3 shall not apply in respect of any Liability incurred by the Indemnitee:

(a) to the Company or to any associated company;

(b) to pay a fine imposed in criminal proceedings;

(c) to pay a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising);

(d) in defending any criminal proceedings in which the Indemnitee is convicted;

(e) in defending any civil proceedings brought by the Company, or an associated company, in which judgment is given against the Indemnitee;

(f) in connection with any application under any of the following provisions in which the court refuses to grant the Indemnitee relief:

(i) section 661(3) or (4) of the Act (power of court to grant relief in case of acquisition of shares by innocent nominee); or

(ii) section 1157 of the Act (general power of court to grant relief in case of honest and reasonable conduct);

(g) in connection with any Claim or Liability to the extent prohibited by the Act or otherwise as prohibited by law;

(h) to the extent that any recovery of such Liability has been made by the Indemnitee under any policy of insurance or under any other deed of indemnity given by the Company; or

(i) in connection with any Claim against the Indemnitee arising from any acts of the Indemnitee which, directly or indirectly, result in the summary dismissal of that Indemnitee by the Company or any associated Company.

4.2 If a court finds in its judgment that a Liability or Claim arose from the Indemnitee’s fraud, wilful default or gross negligence, the Company may by notice to the Indemnitee request repayment of such amounts as the Company has paid under this indemnity and the Indemnitee shall repay such amounts to the Company (without interest) within 14 days of receipt of such request.

4.3 If a court finds in its judgment that a Liability or Claim arose as a result of the Indemnitee acting beyond the scope of the Indemnitee’s authority or contrary to instructions given by the Company or in breach of agreements reached with the Company or in breach of the fiduciary duties (but not, for the avoidance of doubt, including the duties of skill and care) the Indemnitee owes to the Company (or, in each case, an associated company), the Company may by notice to the Indemnitee request repayment of such amounts as the Company has paid under this indemnity and the Indemnitee shall repay such amounts to the Company (without interest) within 14 days of receipt of such request.

4.4 In Clauses 4.1, 4.2 and 4.3 the reference to a conviction, judgment or refusal of relief is a reference to one that has become final. A conviction, judgment or refusal of relief becomes final:

(a) if not appealed against, at the end of the period for bringing an appeal; or

(b) if appealed against, at the time when the appeal (or any further appeal) is disposed of.

4.5 For the purposes of Clause 4.4, an appeal is disposed of:

(a) if it is determined and the period for bringing any further appeal has ended; or

(b) if it is abandoned or otherwise ceases to have effect.

4.6 The indemnity in this Deed will not modify or waive any of the duties which the Indemnitee owes as an officer or director under law or the rules of any relevant stock exchange or other regulatory body, including duties as to confidentiality, whether during or after any Appointment Period.

4.7 The Indemnitee shall continue to be indemnified under the terms of the indemnities in this Deed for liabilities arising in the Indemnitee’s Appointment Period, notwithstanding that the Indemnitee may have ceased to be an officer or director of the company or an associated company.

5. Conditions

5.1 The Indemnitee’s right to claim under the indemnity is conditional upon the Indemnitee complying with the following (unless and to the extent waived by the Company at its sole discretion):

(a) the Indemnitee shall give notice to the Company as soon as possible of any fact, matter or circumstance coming to the Indemnitee’s attention which may give rise to a Claim, or after becoming aware of any Claim or any circumstance for which there may be Liability under this indemnity;

(b) the Indemnitee shall first take all steps and carry out all actions required to obtain recovery under any applicable policy of insurance or under any other rights which entitle the Indemnitee to make recovery and, if applicable, assist the Company in taking all steps and carrying out all actions required to obtain such recovery on behalf of the Indemnitee;

(c) except where the Claim is brought by the Company or an associated company, the Indemnitee shall forward every letter, claim or other document in any way relevant to such a Claim to the Company immediately on receipt;

(d) except where the Claim is brought by the Company or an associated company, save as required by law, the Indemnitee shall not make, or permit to be made on the Indemnitee’s behalf, any admission, compromise, release, waiver, offer or payment relating to the Claim or take any other action reasonably likely to prejudice the Company’s ability to defend such a Claim, in each case without the prior written consent of the Company;

(e) within five Business Days of receiving a request from the Company, the Indemnitee shall provide the Company with written details of the Liability incurred by the Indemnitee, providing such level of detail, and evidence, of the Liability as requested by the Company; and

(f) except where the Claim is brought by the Company or an associated company, whether before or after any payment by the Company to the Indemnitee pursuant to Clause 3, the Indemnitee shall give full co-operation and provide such information as the Company may require, and do everything that the Company may request to enable the Company to exercise its rights under Clause 6 or be subrogated to the extent of any payment under this indemnity.

6. Conduct of Claims

6.1 Except where the Claim is brought by the Company or an associated company, upon notification by the Indemnitee of any actual or potential Claim under this indemnity, the Company will, subject to Clause 6.3, be entitled to take over and conduct in the Indemnitee’s name the defence or settlement of any Claim or to prosecute in the Indemnitee’s name for its own benefit any Claim or proceedings. The Company shall have full discretion in the conduct or settlement of any Claim or proceedings.

6.2 Subject to Clause 6.3, if the Company exercises its rights under Clause 6.1, it shall instruct legal advisers on behalf of both the Company and the Indemnitee, such that, as far as is possible, legal professional privilege, common interest privilege and/or any other applicable privilege and/or immunity attaches to any documents or advice provided by the legal advisers for the benefit of both the Company and the Indemnitee.

6.3 If the parties to any Claim include both the Company and the Indemnitee, and representation of both such parties by the same legal advisers would be inappropriate due to an actual or potential conflict of interest, the Indemnitee shall have the right, in relation to any such proceedings, to retain the Indemnitee’s own legal advisers, provided that the fees and expenses of such legal advisers shall be borne by the Indemnitee, save where the Company has otherwise agreed in writing.

7. Payments pursuant to the Indemnity

7.1 The Company will pay and discharge at the direction of the Indemnitee such amount to meet any Liability to which this indemnity applies, the reasonable legal and other professional costs and expenses which the Indemnitee may incur in defending any legal action in relation to the Indemnitee’s performance as an officer or director of the Company (or in connection with an application under section 661(3) or (4) of the Act or section 1157 of the Act), on reasonable notice and upon provision of such evidence of the same as the Company may reasonably request, provided, however, that the Indemnitee will forthwith, and in any event not later than such times as are required by the Act, pay to the Company an amount equivalent to any amounts paid by the Company under this Clause 7.1 which it is found by reason of the determination of any legal proceedings that the Company would not have been liable to pay under Clause 4 of this Deed or the Act.

7.2 The Company shall, in the event a payment is made to the Indemnitee under Clause 3 or Clause 7.1 in respect of a particular Liability, be entitled to recover from the Indemnitee an amount equal to any payment received by or on behalf of the Indemnitee under any policy of insurance, or under any other right under which the Indemnitee is entitled to make recovery or from any other third party source to the extent that such payment relates to the Liability, and any such payment to the Indemnitee shall be made on that basis. The Indemnitee will pay over such sum immediately upon the Company’s request.

7.3 Nothing in Clause 3 or Clause 7.1 shall require the Company to indemnify the Indemnitee for an amount which would require the Company to seek its shareholders’ consent for the grant of this indemnity.

8. Grossing up

8.1 If any deductions or withholdings are required by law, or any payments due from the Company under this Deed are liable for taxation in the hands of the Indemnitee, the Company shall be liable to pay to the Indemnitee such further sums as shall be required to ensure that the net amount received by the Indemnitee will equal the full amount which would have been received under this Deed in the absence of any such deductions or withholdings.

8.2 In the event that any amounts are paid to the Indemnitee under Clause 8.1 but a tax deduction, credit or relief is or becomes available to the Indemnitee in respect of the relevant payment under this indemnity received by the Indemnitee or any payment made by the Indemnitee to a third party in respect of the relevant Liability which was not taken into account in calculating the amount payable under Clause 8.1, the Indemnitee shall make a payment to the Company of such an amount as is equal to the benefit of such deduction, credit or relief which was not taken into account.

9. Notices

9.1 A notice or other communication under or in connection with this Deed (a “Notice”) shall be:

(a) in writing;

(b) in the English language; and

(c) delivered personally or sent by an internationally recognised next-day courier service to the party due to receive the Notice and/or by email to the address set out in Clause 9.3 or to an alternative address and/or person specified by that party by written notice (including by email) to the other party received not less than seven days before the Notice was despatched.

9.2 Unless there is evidence that it was received earlier, a Notice is deemed given if:

(a) delivered personally, when left at the address referred to in Clause 9.1(c); or

(b) sent by an internationally recognised next-day courier service, on the second Business Day following the date of despatch; or

(c) sent by email, 24 hours after the email has been sent provided that the sender has received a successful transmission receipt.

9.3 The address referred to in Clause 9.1(c) is:

The Company:	Gates Industrial Corporation plc, 35 Great St Helen’s, London, United Kingdom, EC3A 6AP

(or, if different, its registered office from time to time)

Email: [●]

Attention: [●]

The Indemnitee:	[●]

Email: [●]

10. General

10.1 A variation or waiver of any term, provision or condition of this Deed is valid only if it is in writing and signed by or on behalf of each party.

10.2 The failure to exercise or delay in exercising a right or remedy provided by this Deed or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Deed or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

10.3 The parties’ rights and remedies contained in this Deed are cumulative and not exclusive of rights or remedies provided by law.

10.4 If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable under the laws of any jurisdiction, that shall not affect:

(a) the legality, validity or enforceability in that jurisdiction of any other provision of this Deed; or

(b) the legality, validity or enforceability under the laws of any other jurisdiction of that or another provision of this Deed.

10.5 This Deed shall be binding upon and inure solely to the benefit of the parties. Nothing in this Deed, express or implied, is intended to confer upon any person who is not a party to this Deed any rights or remedies whatsoever under or by reason of this Deed and no such person has a right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed.

11. Entire Agreement

This Deed constitutes the entire agreement of and supersedes any previous agreements between the parties relating to the subject matter of this Deed. No party has entered into this Deed in reliance on any representation, statement, assurance, covenant, undertaking, indemnity, guarantee or commitment (whether contractual or otherwise) other than as expressly set out in this Deed.

12. Assignment

None of the parties shall delegate, transfer, or in any other way alienate any of its obligations under this Deed whether in whole or in part.

13. Governing Law and Jurisdiction

13.1 This Deed and all non-contractual obligations arising from or in connection with it are governed by and to be construed in accordance with English law.

13.2 The courts of England have exclusive jurisdiction to settle any dispute arising from or connected with this Deed (a “Dispute”) including a dispute regarding the existence, validity or termination of this Deed, the consequences of its nullity or any non-contractual obligation arising from or in connection with it.

13.3 The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

13.4 The parties agree that the documents which start any proceedings relating to a Dispute (“Proceedings”) and any other documents required to be served in relation to those Proceedings may be served on the Indemnitee and the Company in accordance with Clause 9. These documents may, however, be served in any other manner allowed by law. This Clause 13 applies to all Proceedings wherever started.

IN WITNESS WHEREOF the parties hereto have caused this Deed to be executed as a deed and delivered the day and year first above written.

EXECUTED as a DEED by

GATES INDUSTRIAL CORPORATION PLC

acting by [ ]

In the presence of:

Witness’s signature

Name

Address

Occupation

EXECUTED as a DEED by

the Indemnitee

In the presence of:

Witness’s signature

Name

Address

Occupation